Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND REPORT ON SCHEDULE

To the Board of Directors and Stockholders of

Critical Homecare Solutions Holdings, Inc.

Conshohocken, Pennsylvania

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-146618 of our report dated October 5, 2007, relating to the financial statements of New England Home Therapies, Inc. as of August 31, 2006 and for the period from January 1, 2006 to August 31, 2006, appearing in the Prospectus, which is a part of this Registration Statement, and to the references to us under the heading “Experts” in such Prospectus.

Our audit of the financial statements referred to in our aforementioned report also included the financial statement schedule of New England Home Therapies, Inc., appearing in Schedule II.b, which is a part of this Registration Statement. This financial statement schedule is the responsibility of New England Home Therapies, Inc.’s management. Our responsibility is to express an opinion based on our audit. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects, the information set forth therein.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

December 3, 2007